Important Notice Regarding the Availability of the Information Statement for the
Shareholder Meeting To Be Held on June 8, 2017
Dear Shareholder:
1.    Under Securities and Exchange Commission rules, you are receiving this notice that the Information Statement for our 2017 Annual Meeting of Shareholders is available on the Internet.
This communication is not a form for voting and presents only an overview of the more complete Information Statement that is available to you on the Internet. We encourage you to access and review all of the important information contained in the Information Statement before voting at the 2017 Annual Meeting.
2.    The Information Statement is available at: https://www.eproxyaccess.com/graybar. You may access the Information Statement online by clicking the link entitled “Information Statement."
3.    If you want to receive a paper or e-mail copy of the Information Statement, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 31, 2017 to facilitate timely delivery.
The 2017 Annual Meeting of Shareholders of Graybar Electric Company, Inc. (the “Company”) will be held at the Commerce Bank Building, 8000 Forsyth Boulevard, Clayton, Missouri 63105 at 9:30 a.m., on June 8, 2017. Only shareholders of record who owned common stock at the close of business on the record date, April 10, 2017 (the “Record Date”), may vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting that may take place.
The four proposals to be voted on at the 2017 Annual Meeting of Shareholders are listed below, along with the Board of Directors’ recommendation.
The Board of Directors recommends that you vote FOR each of the following proposals:

1.	Election of nine members to the Board of Directors:

D. A. Bender	W. P. Mansfield
S. S. Clifford	D. G. Maxwell
M. W. Geekie	K. M. Mazzarella
R. R. Harwood	B. L. Propst
R. C. Lyons

2.	Approval of an amendment to the amended Restated Certificate of Incorporation to define Retirement for employees who are not eligible to receive a service pension due to their most recent hire date;

3.	Approval of an amendment to the amended Restated Certificate of Incorporation to remove the adjustment for accruing dividends on the common stock; and

4.	Approval of the Amended and Restated Three-Year Common Stock Plan.

This Notice also constitutes notice of the 2017 Annual Meeting of Shareholders of the Company.
If you prefer a paper copy of the information statement, you may request one by sending an e-mail to graybarstock@graybar.com, calling 1-866-694-2347, or by making a request online at http://www.graybar.com/infostatement.html. You will have the opportunity to make a request to receive paper copies for all future meetings or only for the 2017 Annual Meeting of Shareholders.
Common shareholders of record as of the Record Date may attend the 2017 Annual Meeting of Shareholders. For information on how to obtain directions to be able to attend the meeting and vote in person, please see page 27 of the Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.